NONCOMPETE AGREEMENT

THIS NONCOMPETE AGREEMENT (this "Agreement") dated as of September 18, 2009, is by and among First National Bank of the South, N.A., a national bank (the "Bank), its bank holding company First National Bancshares, Inc, a South Carolina corporation (the "Company"), and J. Barry Mason, an individual and resident of the state of South Carolina (the "Executive").

WHEREAS, Executive is presently employed as the Chief Executive Officer and President of the Bank and the Company, having been hired to such positions on or about the date hereof pursuant to the terms of that certain employment agreement between the Executive, the Bank, and the Company (the "Employment Agreement") entered into on or about the date hereof.

WHEREAS, during the course of his employment, Executive will develop relationships with employees and customers of the Bank and the Company, which the Bank and the Company desire to protect following the termination of the Executive's employment with the Bank and the Company.

WHEREAS, the Executive is willing to forego his rights to compete with the Bank for a period of one year following the termination of the Executive's employment with the Bank and the Company for that certain consideration stated below.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration the receipt, mutuality and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Restrictive Covenants.

(a)           No Solicitation of Customers.  For a period of one year following termination of Executive's employment with the Bank, the Executive shall not (except on behalf of or with the prior written consent of the Bank), either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of the Bank or any of its Affiliates on the date of termination and is located in the Territory and with whom the Executive has had material contact.

(b)           No Recruitment of Personnel.  For a period of one year following termination of Executive's employment with the Bank, the Executive shall not, either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business located in the Territory, any employee of or consultant to the Bank or any of its Affiliates engaged or experienced in the Business, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

(c)           Non-Competition Agreement. During the Executive's employment with the Bank, the Executive shall not (without the prior written consent of the Bank) compete with the Bank or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company therefor if such depository institution or holding company has one or more offices or branches located in the Territory.  Notwithstanding the foregoing, the Executive may serve as an officer of or consultant to a depository institution or holding company therefore even though such institution operates one or more offices or branches in the Territory, if the Executive's employment does not directly involve, in whole or in part, the depository financial institution's or holding company's operations in the Territory.

(d)           Geographic Scope.  The restrictions on competition set forth in Section 1 shall apply to the Executive's activities within the Territory.  However, the restrictions are intended to apply only with respect to personal activities of Executive within the Territory and shall not deemed to apply if Executive is employed by an entity that has branch offices within the Territory but Executive does not personally work in or have any business contacts with persons in the Territory.

(e)           Enforceability of Covenants. Executive acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein.  Executive agrees that his position as employee of the Bank, involves duties and authority relating to all aspects of the Business and all of the Territory.  Executive further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed.  Executive and Bank agree that Executive’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of the Bank to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant.  Executive and Bank agree that if any portion of the foregoing covenants is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law.  Executive acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to the Bank and its Affiliates and that Bank will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction in South Carolina without the necessity of posting any bond or security (all of which are waived by the Executive), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

2.             Extension of Term of Restrictions.  If the Executive violates any of the restrictions set forth in Section 1 of this Agreement, the duration of such restriction shall be extended by a number of days equal to the number of days in which the Executive shall have been determined to be or shall have admitted to being in violation of such restriction.

3.             Remedies.  The Executive acknowledges and agrees that great loss and irreparable damage would be suffered by the Bank if the Executive should breach or violate any of the terms or provisions of the covenants and agreements set forth in Section 1 of this Agreement.  The Executive further acknowledges and agrees that each of these covenants and agreements is reasonably necessary to protect and preserve the interests of the Bank and agrees that money damages for any breach of such provisions by the Executive are impossible to measure and that the Executive or any of the Executive's affiliates, as the case may be, will, to the extent permitted by law, waive in any proceeding initiated to enforce such sections any claim or defense that an adequate remedy at law exists.  The existence of any claim, demand, action or cause of action against the Bank, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank of any of the covenants or agreements in this Agreement; provided, however, that nothing in this Agreement shall be deemed to deny the Executive the right to defend against this enforcement on the basis that the Bank has no right to its enforcement under the terms of this Agreement.  The remedies of a party provided in this Agreement are cumulative and shall not exclude any other remedies to which any party may be lawfully entitled under this Agreement or applicable law, and the exercise of a remedy shall not be deemed an election excluding any other remedy (any such claim by the other party being hereby waived).

4.            Consideration.  In consideration of the foregoing covenants and agreements of the Executive herein contained, the Bank hereby agrees to pay the Executive an amount equal to his then current monthly base salary on the last business day of each month for the remainder of the Term specified in the Employment Agreement; provided however, if at any time the Bank is deemed to be in "troubled condition" (as such term is defined by applicable regulations of the appropriate federal banking agency), the Bank's obligations to make such payments shall be limited to a period of twelve months following the termination of the Executive's employment with the Bank; provided further that the Bank's obligations to make such payments are also contingent upon the Executive not being terminated for Cause and shall terminate immediately upon the Executive's violation of the restrictive covenants of Section 1(a-c) of this Agreement.

5.            Certain Definitions.

(a)           “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Bank.

(b)           “Business” shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Bank or any of its Affiliates as of the date of termination.

(c)           “Cause” shall consist of any of (A) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Company or the Bank (including harm to its business reputation), (B) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud, (C) the material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured ten days following written notice to the Executive of such breach, (D) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Company or the Bank intends to (i) institute any new formal or informal (e.g., a memorandum of understanding) regulatory action or (ii) refuses to terminate any existing formal or informal (e.g., a memorandum of understanding) regulatory action against the Executive or the Company or the Bank provided that the Board of Directors determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would materially advance the Company's or the Bank's compliance with the purpose of the action or would materially assist the Company or the Bank in avoiding or reducing the restrictions or adverse effects to the Company or the Bank related to the regulatory action; (E) the exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Company's or the Bank's business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors good faith and reasonable judgment, with the Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Company or the Bank's best interest, that, if susceptible of cure remains uncured ten days following written notice to the Executive of such specific inappropriate behavior; or (F) the failure of the Executive to devote his full business time and attention to his employment as provided under this Agreement that, if susceptible of cure, remains uncured 30 days following written notice to the Executive of such failure.

(c)           “Competing Business” shall mean any business that, in whole or in part, is the same or substantially the same as the Business.

(d)           “Territory” shall mean a radius of 40 miles from (i) the main office of the Bank or (ii) any branch or loan production office of the Bank.

6.            Miscellaneous.

(a)           This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

(b)           The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving corporation in any merger or consolidation in which the Bank is a party, or any assignee of all or substantially all of the Bank's business and properties.  The Executive's rights and obligations under this Agreement may not be assigned by him, except that his right to receive payments, if any, provided under this Agreement shall pass after death to the personal representatives of his estate.

(c)           Failure of the Bank to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

(d)           This Agreement may be executed in several counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

(e)           This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina without giving effect to the conflict of laws principles thereof.  Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of South Carolina.

(f)           Notices or other communications required or permitted hereunder shall be in writing and sufficient if delivered personally, by facsimile transmission, or by registered or certified mail, postage pre-paid, if to the Bank, at the addresses set forth below (or at such other address as may be provided hereunder), and if to the Executive, to the address set forth underneath the Executive's signature below, and shall be deemed to have been delivered as of the date so delivered.

The Bank:	First National Bank of the South, N.A.
215 N. Pine Street
Spartanburg, SC 29304
Attention: Chairman

Copy to Counsel:	Nelson Mullins Riley & Scarborough LLP
Poinsett Plaza, Suite 9000
104 South Main Street
Greenville, SC 29601
Attention: Neil E. Grayson

[signatures appear on following page]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties, under seal, as of the date first above written.

FIRST NATIONAL BANK OF THE SOUTH, N.A.
Attest:

/s/ Kitty B. Payne	By:		/s/ C. Dan Adams
Secretary		Name:	C. Dan Adams
		Title:	Chairman of the Board of Directors

[SEAL]

FIRST NATIONAL BANCSHARES, INC.
Attest:

/s/ Kitty B. Payne	By:		/s/ C. Dan Adams
Secretary		Name:	C. Dan Adams
		Title:	Chairman of the Board of Directors

[SEAL]

As to the Executive, signed and sealed in the presence of:

/s/ J. Barry Mason
J. Barry Mason [SEAL]

Address for Notices: